UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2016

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 River Ridge Drive, Norwood, MA		02062
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 23, 2016, Corbus Pharmaceuticals Holdings, Inc. (the “Company”) entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), as sales agent, pursuant to which the Company may offer and sell, from time to time, through Cantor Fitzgerald shares of its common stock, par value $0.0001 per share.

The Company is not obligated to sell any shares under the Sales Agreement. Subject to the terms and conditions of the Sales Agreement, Cantor Fitzgerald will use commercially reasonable efforts consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations and the rules of The NASDAQ Capital Market (“NASDAQ”) to sell shares from time to time based upon the Company’s instructions, including any price, time or size limits specified by the Company. Upon delivery of a placement notice, and subject to the Company’s instructions in that notice, and the terms and conditions of the Sales Agreement generally, Cantor Fitzgerald may sell our common stock by any method permitted by law deemed to be an “at the market offering” as defined by Rule 415(a)(4) promulgated under the Securities Act. Cantor Fitzgerald’s obligations to sell shares under the Sales Agreement are subject to satisfaction of certain conditions, including customary closing conditions. The Company will pay Cantor Fitzgerald a commission of 3.0% of the aggregate gross proceeds from each sale of shares and has agreed to provide Cantor Fitzgerald with customary indemnification and contribution rights. The Company has also agreed to reimburse Cantor Fitzgerald for certain specified expenses.

Sales of shares of common stock under the Sales Agreement will be made pursuant to the registration statement on Form S-3 (File No. 333-207936), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 19, 2015, and a related prospectus supplement filed with the SEC on November 23, 2016, for an aggregate offering price of up to $35.0 million.

The foregoing summary of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, which is filed herewith as Exhibit 1.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares under the Sales Agreement, nor shall there be any sale of such shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 8.01	Other Information

On November 23, 2016, the Company provided an update as set forth below to the Company’s intellectual property matters.

Intellectual Property

We have filed patent applications directed to Resunab, compositions and methods for treating disease using Resunab. If granted, the resulting patents would expire on dates ranging from 2030 to 2034, subject to extension under certain circumstances. The patent application filings are directed to:

•	Compositions including an improved ultrapure version of Resunab and uses of the compositions for the treatment of fibrotic conditions and inflammatory conditions;

•	The use of Resunab in the treatment of fibrotic diseases; and

•	Resunab formulations and uses of the formulations for the treatment of disease.

We do not have any issued patents for Resunab for the treatment of cystic fibrosis, systemic sclerosis, dermatomyositis, SLE or any other indications for which we are currently seeking commercial approval.

Resunab has been granted Orphan Drug Designation for both cystic fibrosis and systemic sclerosis in the U.S. and for Cystic Fibrosis in the European Union. We will be seeking orphan drug status for Resunab in systemic sclerosis in Europe. For dermatomyositis and possibly other orphan inflammatory diseases we will be seeking orphan drug status from the U.S. Food and Drug Administration and in Europe. Orphan drug status provides seven years of market exclusivity in the U.S. and ten years in Europe beginning on the date of drug approval.

Our commercial success depends in part on our ability to obtain and maintain patent and other proprietary protection for Resunab and to operate without infringing the proprietary right of others and to prevent others from infringing our proprietary rights. We strive to protect our intellectual property through a combination of patents and trademarks as well as through the confidentiality provisions in our contracts. With respect to Resunab, we endeavor to obtain and maintain patent protection in the U.S. and internationally on all patentable aspects of the drug. We cannot be sure that the patents will be granted with respect to any patent applications we may own or license in the future, nor can we be sure that any patents issued or licensed to us in the future will be useful in protecting our technology. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors—Risks Relating to Our Intellectual Property Rights” in this current report on Form 8-K and in our most recently filed annual report on Form 10-K and subsequently filed reports with the SEC.

In addition to patent protection, we rely on trade secrets and know-how to develop and maintain our competitive position. For example, aspects of our proprietary technology platform are based on unpatented trade secrets and know-how related to the manufacturing of Resunab. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

We also plan to seek trademark protection in the U.S. and outside of the U.S. where available and when appropriate. We intend to use these registered marks in connection with our pharmaceutical research and development as well as our product candidates.

Risks Relating to Our Intellectual Property Rights

It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights.

Our commercial success will depend, in part, on obtaining and maintaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third party competitors. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable in our pending applications or, if we obtain patents from our applications, enforceable. Our pending patent applications for Resunab and its uses may never be approved by U.S. or foreign patent offices and the existing patent applications relating to Resunab and related technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technologies. We do not have any issued patents for Resunab for the treatment of cystic fibrosis, systemic sclerosis, dermatomyositis, SLE or any other indications for which we are currently seeking commercial approval.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to Resunab, or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before U.S. or foreign patent offices.

We also rely on trade secrets to protect technology, especially in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we fail to obtain or maintain patent protection or trade secret protection for Resunab or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may also rely on the trademarks we may develop to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our business partners will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	1.1	Controlled Equity OfferingSM Sales Agreement, dated November 23, 2016, by and between Corbus Pharmaceuticals Holdings, Inc. and Cantor Fitzgerald & Co.

	5.1	Opinion of Lowenstein Sandler LLP.

	23.1	Consent of Lowenstein Sandler LLP (included in the opinion of Lowenstein Sandler LLP filed as Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: November 23, 2016	By:	/s/ Yuval Cohen
Name: Yuval Cohen, PhD
Title: Chief Executive Officer